Exhibit 99.1

NewLake Capital Partners Reports First Quarter 2022 Financial Results

First Quarter 2022 Revenue Totaled $10.2 Million, an Increase of 13% Sequentially and 130% Year-Over-Year

First Quarter 2022 Net Income Attributable to Common Stockholders totaled $5 Million,

FFO totaled $7.7 Million, and AFFO totaled $8.1 Million

New Canaan, CT, May 12, 2022 /GLOBE NEWSWIRE/ — NewLake Capital Partners, Inc. (OCTQX: NLCP) (“The Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced its financial results for the first quarter ended March 31, 2022.

David Weinstein, Chief Executive Officer of NewLake, said, “With existing tenant improvement commitments and the C3 transaction we announced in April, we continue to grow AFFO and strategically acquire accretive real estate assets that fit well into our existing high-quality portfolio. For the full year 2022, we are expecting revenue to be approximately $42.0 to $44.0 million and G&A to be approximately $7.0 to $7.2 million, not including restructuring expenses.”

Anthony Coniglio, President and Chief Operating Officer, said, “Subsequent to the quarter, we are pleased to have closed on a five-year revolving credit facility with a $30 million initial commitment that we expect to expand as our investment needs grow. Through our disciplined underwriting approach, our portfolio continues to grow as we maximize returns through meaningful and efficient capital deployment.”

First Quarter 2022 Financial Highlights

Comparison to fourth quarter 2021:

●	Revenue totaled $10.2 million, as compared to $9.0 million, an increase of 13% sequentially.
●	Net income attributable to common stockholders totaled $5.0 million, as compared to $4.3 million.
●	Funds from operations (“FFO”) totaled $7.7 million, as compared to $6.8 million.
●	Adjusted funds from operations (“AFFO”) totaled $8.1 million, as compared to $7.0 million.
●	Cash and cash equivalents as of March 31, 2022 was $114.8 million. As of March 31, 2022, $20.6 million was committed to funding tenant improvements.

Comparison to first quarter 2021:

●	Revenue totaled $10.2 million, as compared to $4.4 million, a 130% increase year-over-year.
●	Net income attributable to common stockholders totaled $5.0 million, as compared to $1.5 million.
●	FFO totaled $7.7 million, as compared to FFO of $2.5 million.
●	AFFO totaled $8.1 million, as compared to AFFO of $3.4 million.

First Quarter 2022 Operational Highlights and Subsequent Events:

●

Declared first quarter 2022 dividend of $0.33 per common share, equivalent to an annualized dividend of $1.32 per common share, paid on April 14, 2022 to stockholders of record at the close of business on March 31, 2022.

●

In April 2022, acquired a 40,000 square foot cultivation facility in Missouri for $7.3 million, which is part of a total commitment of $34 million. The acquisition included entering into a long-term, triple-net lease with an affiliate of C3 Industries, Inc., which is guaranteeing the lease.

●	In May 2022, entered into a revolving credit facility, with a $30 million initial commitment.

Financial Results for the First Quarter Ended March 31, 2022:

Total revenue for the first quarter 2022 totaled $10.2 million. Rental Income for the three months ended March 31, 2022 increased by approximately $4.8 million, to approximately $9.2 million, compared to approximately $4.4 million for the three months ended March 31, 2021.

The increase in Rental Income was primarily attributable to:

●	The nineteen properties acquired in March 2021 in connection with the Merger which generated an increase of approximately $2.7 million of Rental Income during the three months ended March 31, 2022.

●	The four properties acquired after the first quarter of 2021 generated approximately $2.0 million of Rental Income during the three months ended March 31, 2022.
●	Rental Income from the pre-merger portfolio properties generated an increase of approximately $0.1 million of rental income during the three months ended March 31, 2022.

Interest Income from the mortgage loan for the three months ended March 31, 2022 was approximately $0.9 million, compared to $0 for the three months ended March 31, 2021. The increase in interest income from the mortgage loan was attributable to the nine-month mortgage loan we entered into during the fourth quarter of 2021.

Net income attributable to common shareholders for the three months ended March 31, 2022 increased to $5.0 million, compared to a net income attributable to common shareholders of $1.5 million for the same period in 2021.

On March 15, 2022, the Company declared a first quarter 2022 cash dividend of $0.33 per share of common stock, equivalent to an annualized dividend of $1.32. The dividend was for the period beginning on January 1, 2022 through the end of the first quarter, March 31, 2022 and was paid on April 14, 2022 to stockholders of record at the close of business on March 31, 2022.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

The Company's guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company's filings with the United States Securities and Exchange Commission. This outlook reflects management's view of current and future market conditions, including assumptions such as the pace of future acquisitions and dispositions, rental rates, occupancy levels, leasing activity, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates. See "Forward-Looking Statements" below.

Conference Call and Webcast Details:

Management will host a conference call and webcast at 4:30 p.m. Eastern Time to discuss its quarterly financial results and answer questions about the Company's operational and financial highlights for the first quarter ended March 31, 2022.

Event:	NewLake Capital Partners First Quarter 2022 Earnings Call
Date:	Thursday, May 12, 2022
Time:	4:30 p.m. Eastern Time
Live Call:	+1-888-882-4478 (U.S. Toll-Free) or +1-646-828-8193 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1545794&tp_key=6eb684a6cf

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until May 26, 2022 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 1512691.

About NewLake Capital Partners, Inc.
NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions and third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 28 cultivation facilities and dispensaries that are leased to single tenants on a triple-net basis, and has provided one loan collateralized by a cultivation facility structured to convert to a sale-leaseback unless specific provisions are met by July 29, 2022. For more information, please visit www.newlake.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements, including statements regarding the timing of settlement and the use of proceeds of the initial public offering, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, changes in the condition of the U.S. economy and, in particular, the U.S. real estate market.

NEWLAKE CAPITAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS:

Real Estate
Land	$15,097	$15,649
Building and Improvements	275,605	272,432
Total Real Estate	290,702	288,081
Less Accumulated Depreciation	(11,329)	(9,155)
Net Real Estate	279,373	278,926
Cash and Cash Equivalents	114,788	127,097
Mortgage Loan Receivable	30,000	30,000
In-Place Lease Intangible Assets, net	23,498	24,002
Other Assets	8,278	858

TOTAL ASSETS	$455,937	$460,883

LIABILITIES AND EQUITY:

LIABILITIES:

Dividends, Dividend Equivalents and Distributions Payable	$7,200	$6,765
Security Deposits Payable	6,047	6,047
Loan Payable, net	1,966	3,759
Interest Reserve	1,225	2,144
Rent Received in Advance	1,106	1,429
Accrued Expenses and Other Liabilities	719	1,404

Total Liabilities	18,263	21,548

COMMITMENTS AND CONTINGENCIES

EQUITY:

Preferred Stock, $0.01 Par Value, 100,000,000 Shares Authorized, 12.5% Series A Redeemable Cumulative Preferred Stock, 0 and 0 Shares Issued and Outstanding at March 31, 2022 and December 31, 2021, respectively	-	-
Common Stock, $0.01 Par Value, 400,000,000 Shares Authorized, 21,300,410 Shares Issued and Outstanding at March 31, 2022 and 21,235,914 Shares Issued and Outstanding at December 31, 2021	213	213
Additional Paid-In Capital	452,690	450,916
Accumulated Deficit	(25,586)	(23,574)

Total Stockholders' Equity	427,317	427,555

NONCONTROLLING INTERESTS	10,357	11,780

Total Equity	437,674	439,335

TOTAL LIABILITIES AND EQUITY	$455,937	$460,883

NEWLAKE CAPITAL PARTNERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2022	2021

Revenue:
Rental Income (including tenant reimbursements)	$9,247	$4,419
Interest Income from mortgage loan	919	-
Total Revenue	10,166	4,419

Expenses:
Depreciation and Amortization Expense	2,679	1,086
General and Administrative Expense	1,787	890
Stock Based Compensation	405	907
Property Expenses	122	-
Total Expenses	4,993	2,883

Loss on Sale of Real Estate	(60)	-

Income from Operations	5,113	1,536

Other income / (expense)
Interest income	48	2
Interest Expense	(27)	-
Total other income	21	2

Net income	5,134	1,538
Preferred stock dividend	-	(4)
Net income attributable to non-controlling interests	(117)	(77)
Net income attributable to common shareholders	$5,017	$1,457

Net Income Attributable to Common Stockholders Per Share - Basic	$0.24	$0.15

Net Income Attributable to Common Stockholders Per Share - Diluted	$0.23	$0.15

Weighted Average Shares of Common Stock Outstanding - Basic	21,251,909	9,921,083

Weighted Average Shares of Common Stock Outstanding - Diluted	21,931,352	10,022,301

The table below is a reconciliation of net income attributable to common stockholders to FFO and AFFO for the three months ended March 31, 2022 and 2021 (in thousands, except share and per share amounts):

	For the Three Months ended March 31,
	2022	2021

Net income attributable to common stockholders	$5,017	$1,457
Real estate depreciation and amortization	2,618	1,057
Loss on sale of real estate	59	-
FFO attributable to common stockholders	7,694	2,514
Stock- based compensation	396	883
Non-cash interest expense	7	-
AFFO attributable to common stockholders	$8,097	$3,397
FFO per share – basic	$0.36	$0.25
FFO per share – diluted	$0.35	$0.25
AFFO per share – basic	$0.38	$0.34
AFFO per share – diluted	$0.37	$0.34
Weighted average shares outstanding – basic	21,251,909	9,921,083
Weighted average shares outstanding – diluted	21,931,352	10,022,301

We calculate FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than we do and therefore our computation of FFO may not be comparable to such other REITs.

We calculate AFFO by starting with FFO and adding back non-cash and certain non-recurring transactions, including non-cash components of compensation expense. Other REITs may not define AFFO in the same manner as we do and therefore our calculation of AFFO may not be comparable to such other REITs. You should not consider FFO and AFFO to be alternatives to net income as a reliable measure of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

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Contact Information:
Anthony Coniglio

President and Chief Investment Officer

NewLake Capital Partners, Inc.
aconiglio@newlake.com

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

Valter@KCSA.com

PH: (212) 896-1254

Media Contact:
McKenna Miller

KCSA Strategic Communications
MMiller@kcsa.com

PH: (212) 896-1254